EXHIBIT 99
INTERNATIONAL PAPER
                                                       2 MANHATTANVILLE ROAD
                                                       PURCHASE, NY 10577

News Release

   Media Contacts:                            Analyst Contacts:
   Carl Gagliardi                             Carol S. Tutundgy
   (914) 397-1666                             (914) 397-1632
   Mike Goodwin                               Linda Decker
   (914) 397-1652                             (914) 397-1623

INTERNATIONAL PAPER REPORTS 1994 FOURTH
QUARTER EARNINGS UP 52 PERCENT OVER 1993 FOURTH QUARTER

For Immediate Release
Tuesday, January 10, 1995

PURCHASE, N.Y. -- International Paper today reported preliminary fourth-quarter 1994 net earnings of $154 million or $1.23 per share, a 52 percent increase over fourth-quarter 1993 net earnings of $100 million or $.81 per share and a 41 percent increase over the third-quarter 1994 net earnings of $109 million or $.87 per share.

Fourth-quarter 1994 sales were $4.1 billion, a 21 percent increase over fourth-quarter 1993 sales of $3.4 billion and 8 percent more than third-quarter 1994 sales of $3.8 billion.

1994 reported net earnings were $357 million or $2.86 per share after a charge of $65 million or $.52 per share for a change in accounting for start-up costs. These net earnings were 22 percent higher than 1993 reported net earnings of $289 million or $2.34 per share after a $25 million or $.20 per share charge to revalue deferred taxes.

Before the effect of accounting changes and other unusual items, full-year 1994 earnings were $422 million or $3.38 per share, a 33 percent increase over 1993 earnings of $314 million or $2.54 per share. Full-year 1994 sales were $15 billion, a 9 percent increase over 1993 sales of $13.7 billion.

"We expect to see sharply higher profits in 1995 as the supply of all of our paper and packaging products remains tight against very high demand," said John
A. Georges, chairman and chief executive officer. "Our U.S. operations built up very strong momentum in the fourth quarter, and that should continue well into 1995. Our overseas business is once again solidly profitable and is expected to improve still further. Overall, the outlook is extremely positive.

"We are well positioned to take full advantage of the higher demand and price levels as the benefits of our cost-reduction and organizational redesign programs coincide with the rapidly improving economy."

The packaging and printing papers businesses led the company's solid performance in the fourth quarter. The industrial packaging business benefited from both strong demand and higher prices for containerboard and corrugated cartons. In printing papers, price increases in both the United States and Europe, propelled by a strengthening pulp market, led to a resurgence in earnings.

Specialty products results were mixed, but earnings overall improved over both the previous quarter and year-earlier levels. Forest products continued to perform well, although earnings were below last year's record fourth-quarter forest products profits because of decreased harvest levels.

As a result of a company-wide benchmarking program, the company's management decided to change its method of accounting for machine start-up costs. These costs will now be expensed as they are incurred, rather than capitalized and amortized over future periods. The company's management felt the accounting change represents a more conservative approach to reporting start-up expenses.

International Paper, headquartered in Purchase, N.Y., is a worldwide producer of printing and writing papers, paperboard and packaging products and wood products. The company also operates specialty products businesses and distributes paper and wood products. International Paper has manufacturing operations in 26 countries and exports its products to more than 130 nations.

                                     # # #

                       Summary of Consolidated Earnings
                           Preliminary and Unaudited
             (In millions except for net sales and per share data)

                              Three Months Ended      Twelve Months Ended
                                 December 31,             December 31,
                              ------------------      -------------------
                                1994      1993         1994(a)    1993
                               ------    ------        ------    ------
Net Sales (In Billions)        $  4.1    $  3.4        $ 15.0    $ 13.7
                               ------    ------        ------    ------
Earnings Before Interest,
 Income Taxes and Cumulative
 Effect of Accounting
 Change                           329       237         1,013       810

   Interest expense, net           94        79           349       310
                               ------    ------        ------    ------
Earnings Before Income Taxes
 and Cumulative Effect of
 Accounting Change                235       158           664       500

   Provision for income
    taxes                          81        58           232       211
                               ------    ------        ------    ------
Earnings Before Cumulative
 Effect of Accounting Change      154       100           432(b)    289(c)

   Cumulative effect of
    change in accounting for
    start up costs                                        (75)(a)
                               ------    ------        ------    ------
Net Earnings                   $  154    $  100        $  357       289(c)
                               ======    ======        ======    ======
Earnings Per Common Share

   Earnings Before Cumulative
    Effect of Accounting
    Change                     $ 1.23    $ 0.81        $ 3.46(b)   2.34(c)

   Cumulative effect of
    change in accounting for
    start up costs                                      (0.60)(a)
                               ------    ------        ------    ------
Earnings Per Common Share      $ 1.23    $ 0.81        $ 2.86      2.34(c)
                               ======    ======        ======    ======
Average Shares Outstanding      125.6     123.6         124.9     123.2
                               ======    ======        ======    ======

(a) Effective January 1, 1994 a pre-tax charge of $125 million ($75 million after taxes or $0.60 per share) was recorded as the cumulative effect of the change in accounting for start up costs. The change in accounting for start up costs also resulted in additional operating income during 1994 of $17 million ($10 million after taxes or $0.08 per share) for a net after-tax impact of $65 million or $0.52 per share. Quarterly earnings were restated to reflect the cumulative effect charge and the additional current-year income.

(b) $422 million or $3.38 per share before $17 million ($10 million after taxes or $.08 per share) of additional income for the current-year effect of the change in accounting for start up costs which impacted the first three quarters of 1994 as follows: first quarter, $4 million or $0.03 per share; second quarter, $4 million or $0.03 per share; and third quarter, $2 million or $0.02 per share. There was no impact on the fourth quarter. Net earnings and earnings per share as restated for both the cumulative effect charge and current-year impact of the change in accounting for start up costs are as follows: first quarter, $1 million or $0.01 per share; second quarter, $91 million or $0.73 per share; and third quarter, $111 million or $0.89 per share.

(c) $314 million ($2.54 per share) for the year before a $25 million ($.20 per share) charge to revalue deferred tax balances.


INTERNATIONAL PAPER
SALES BY BUSINESS SEGMENT
Preliminary and Unaudited
(In Millions)
                             Three Months         Twelve Months
                                Ended                 Ended
                             December 31           December 31
                           ----------------     -----------------
                            1994      1993        1994      1993
                           ------    ------     -------   -------
Printing Papers            $1,275    $  920     $ 4,400   $ 3,905

Packaging                     920       775       3,375     3,095

Distribution                  960       810       3,470     3,140

Specialty Products            675       615       2,590     2,460

Forest Products               415       445       1,715     1,700

Less: Intersegment Sales     (118)     (153)       (584)     (615)
                           ------    ------     -------   -------
                           $4,127    $3,412     $14,966   $13,685
                           ======    ======     =======   =======